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NEWS RELEASE
                           Contact:  The Torrenzano Group
                                     --------------------
                                     Donald W. Schuster
                                     Beth S. Jarecki
                                     (212) 681-1700 ext. 103/115

For release:  MONDAY, OCTOBER 25, 1999
              7:00 a.m. EST


       COMMERCIAL FEDERAL ISSUES SHAREHOLDER LETTER

       --------------------------------------------

      CITES DISTORTIONS BY FRANKLIN MUTUAL ADVISORS


OMAHA, NEB, OCTOBER 25 - "Now is not the right time to seek a sale of the Company," said William A. Fitzgerald, chairman and chief executive officer of Commercial Federal Corporation, (NYSE: CFB) in a letter issued on Friday to its shareholders.

The letter addressed a recent filing made by Franklin Mutual
Advisers, a New Jersey-based mutual fund manager and a Commercial Federal shareholder, proposing the election of two new outside directors who support Franklin's view that Commercial Federal should be sold.

"We have created a solid foundation for continued long-term growth and enhanced shareholder value," said Mr. Fitzgerald.
"Our growth strategy is working well - and now is not the time to abandon it."

Mr. Fitzgerald updated shareholders on Commercial Federal's strategy for enhancing long-term shareholder value - building a powerful and profitable franchise in the high-growth urban and rural Midwest, and providing better service and access to customers by changing from a traditional thrift with its limited product line to a more bank-like business mix.

LONG-TERM TRACK RECORD FOR GROWTH AND VALUE

"Just five years ago, Commercial Federal was a $6 billion bank,"
Mr. Fitzgerald said. "Today, we are a $13 billion financial institution, serving both high-growth urban and rural markets in the Midwest, one of the largest headquartered financial institutions within our states of operation."

The letter stated that Commercial Federal's shares outperformed its peer group of the top 50 thrifts in four out of the last five years.

"In only one of those years, this past fiscal year, did our stock performance trail our peers," he added. "But remember, these investments were made to penetrate the most demographically desirable areas of our region and to shift our loan mix toward more profitable consumer and commercial lending."

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"Franklin is attempting to cast your Company's relative
performance in the worst possible light in order to support its own near-term agenda," said Mr. Fitzgerald.

SALE AT THIS TIME IS NOT IN THE SHAREHOLDERS' INTEREST

"The Board has unanimously concluded that now is not the right time to seek a sale of the Company and that such a sale would not be in the interest of maximizing long-term value for our shareholders," said Mr. Fitzgerald.

Commercial Federal's Board made this decision at a September 15 board meeting following presentations on Franklin's view from both Merrill Lynch and Goldman Sachs. The deciding factors included the success and potential of Commercial Federal's growth strategy and the current weakness in the bank acquisition market.

Mr. Fitzgerald added, "Despite what we believe to be Franklin's self-serving, short-term view, your Board of Directors carefully considered Franklin Mutual's view regarding a sale."

Commercial Federal Corporation is the parent company of Commercial Federal Bank, a $12.8 billion federal savings bank, which currently operates 257 retail offices in Iowa, Kansas, Nebraska, Colorado, Oklahoma, Missouri, Arizona, Minnesota, and
South Dakota.

Commercial Federal Corporation's common stock trades on the New
York Stock Exchange under the symbol ``CFB''.


NOTE TO EDITORS: The letter to Commercial Federal shareholders follows.

                            #  #  #


DEAR FELLOW COMMERCIAL FEDERAL SHAREHOLDER:

We'd like to share with you the significant progress we've made in building the Commercial Federal franchise into a leading community bank in the urban and rural Midwest.

Just five years ago, Commercial Federal was a $6 billion bank, primarily in Nebraska and Colorado. In 1995, we recognized the potential benefits a locally focused bank, such as CFB, would gain from the market dislocation caused by the banking industry's consolidation. We began expanding our franchise - growing in demographically strong markets, such as Iowa, Kansas and Oklahoma, while achieving economies-of-scale through in-market consolidation.

As a result of this vision and our actions, today we are a $13 billion financial institution, serving both high-growth urban and rural markets in the Midwest, one of the largest headquartered financial institutions within our states of operation.

LONG-TERM TRACK RECORD FOR GROWTH AND VALUE

Recognizing opportunity and growing the Commercial Federal franchise is consistent with our steadfast goal of enhancing shareholder value. As the chart below demonstrates, the value of

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your shares outperformed Commercial Federal's peer group of the top 50 thrifts in four out of the last five years as we've built and diversified our banking business.

                                                 CUMULATIVE TOTAL RETURN
                                         ---------------------------------------
                                         6/94    6/95   6/96   6/97  6/98   6/99
Commercial Federal                        100     116    165    242   323    239
Peer Group Index                          100     115    146    238   311    258

In only one of those years, this past fiscal year, did our stock performance trail our peers. This was largely due to acquisitions and franchise investments. But remember: these investments were made to penetrate the most demographically desirable areas of our region and to shift our loan mix toward more profitable consumer and commercial lending. Through these investments, we have now created a solid foundation for continued long-term growth and enhanced shareholder value.

You may have read that Franklin Mutual Advisers, a New Jersey-based mutual fund manager and holder of a 7.9% stake in our Company, is proposing the election of two new outside directors who support Franklin's view that we should seek the sale of the Company. Franklin is attempting to cast your Company's relative performance in the worst possible light in order to support its own near-term agenda. Franklin has also distorted actions taken by our board regarding Franklin's nominees.

Don't be fooled by such distortions of our record, which are motivated, in our view, by Franklin's short-term performance objectives. These short-term objectives may be Franklin's response to certain of its own funds having faced significant net redemptions in recent periods.

It is our management philosophy - and that of our board of directors - that we must balance all shareholder needs.

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Despite what we believe to be Franklin's self-serving,
short-term view, your Board of Directors carefully considered Franklin Mutual's view regarding a sale with the assistance of our long-standing financial advisor, Merrill Lynch. Goldman Sachs also made a presentation to your Board regarding Franklin's view. Based upon their analysis and advice, CFB's growth strategy and the current weakness in the bank acquisition market, the Board has unanimously concluded that now is not the
                                                 --------------
right time to seek a sale of the Company and that such a sale
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would not be in the interest of maximizing long-term value for
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our shareholders.
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INVESTING FOR LONG-TERM GROWTH

We have invested heavily to ensure future success and enhanced value for shareholders. In the last 18 months, we completed seven acquisitions, growing from 80 branches to 257 branches in a nine-state region. Through both internal growth and this carefully managed acquisition program, we've doubled our branch network, achieving the size and scale necessary to effectively serve our customer base.

Commercial Federal has achieved this growth through a disciplined acquisition program. We have turned down far more acquisition opportunities than we have consummated. The pricing multiples implied by the transactions we did complete were well below those of comparable deals. For example, since 1995, Commercial Federal has effected eight thrift acquisitions at an average price/tangible book multiple of 1.6x, more than 40% below the nationwide average price/tangible book multiple for comparable transactions of 2.3x.

Our growth strategy is based on providing better service and access to customers by moving from a traditional thrift to a more bank-like business mix. To that end, we recently completed an upgrade of our data processing system to meet the needs of an expanding customer base. The newly installed system is considerably more sophisticated in its speed and data quality. It was an investment that provides better opportunities to develop customer relationships, which means more profits and greater value for shareholders.

The cost of this systems upgrade and staffing required for multiple acquisitions and conversions impacted our near-term earnings. As you are aware, CFB is recognized in the industry for its prudence and low-cost structure, with an average expense/asset ratio of 1.82 percent over the past five years, well below the peer group average of 2.13 percent. Management is intently focused on managing our expense base to bring it down to its historic level.

With these necessary investments in place, we are well-positioned for future success and increased shareholder value.

GROWTH POTENTIAL - TOP 10 IN DEPOSIT SHARE IN 5 HIGH-GROWTH
STATES

Our growth strategy is working well - and now is not the time to abandon it. Our franchise is exceptionally well-positioned within our geographic footprint with our markets growing 25 percent faster - as defined by population growth - than the total projected growth of our region. We are gaining significant market share - new customers and new sources of income - at a rapid rate.

Commercial Federal ranks in the top ten in deposit-market share in five high-growth states. The markets we serve have a projected five-year population growth of six percent compared to a peer average of two percent and a national average of four percent. The projected five-year household


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income growth is 24 percent, compared to a peer average of 19 percent and a nationwide average of 20 percent. In sum, we are in the right place at the right time!

RETURNING VALUE TO THE SHAREHOLDERS

The Company's capital management initiatives are another significant aspect of the Board's continuing effort to enhance shareholder value. The Company has successfully managed its capital position throughout its acquisition program. As you are aware, the Board recently authorized the repurchase of up to three million shares (or approximately five percent of the Company's outstanding stock). This program, with an 18-month term subject to renewal, has already resulted in the repurchase of over two million shares of common stock in the open market as of September 30, 1999.

CFB will continue to monitor its capital position and deliver capital back to shareholders through share repurchases. Also, since we began paying a cash dividend in October 1995, we have increased our dividend each year, including an 18% increase in 1999 to $0.26 per share. We are examining our dividend payout ratio, currently at 16%, for possible future increases.

ANNUAL MEETING SHAREHOLDER VOTE

It is the Board's responsibility to be vigilant and consider the overall benefits of all strategies that could deliver shareholder value. The Board believes strongly that Franklin
                                                     --------
Mutual's suggested strategy is not in the best long-term
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interests of our shareholders.  It is a short-term agenda
-----------------------------
without regard to the long-term interests of the Company or its shareholders.

In your proxy materials and at the upcoming annual meeting of November 16, you will be asked by the Company to vote for four directors each serving three-year terms. You will receive two sets of proxy cards in the mail - blue cards from Commercial Federal and white cards from Franklin Mutual.

CONSIDER YOUR VOTE CAREFULLY.  IF YOU BELIEVE IN THE SAME THINGS
WE DO, THE SAME THINGS THAT MAKE OUR BANK SO SUCCESSFUL -
COMMITMENT, HARD WORK AND VALUES FUNDAMENTAL TO THE LONG-TERM
GROWTH OF OUR BUSINESS - THEN VOTE YOUR BLUE CARD.

Because our Board of Directors is charged with overseeing the continued growth and success of Commercial Federal, it is critical that its members be highly qualified and dedicated individuals whose leadership will add value and serve the best interests of all shareholders. We've nominated four directors who will be committed to the future growth and success of the Company.

Commercial Federal is governed by a set of principled core values that includes commitment to all its shareholders and customers. We've invested in long-term growth and success and will continue to dedicate ourselves to delivering shareholder value for you. WE ASK THAT YOU VOTE YOUR SUPPORT BY MAILING YOUR BLUE CARD.

If you have any questions, please contact Larry Goddard in our investor relations department at (402) 390-6553 or D.F. King, our proxy solicitor that is assisting us at (800) 431-9629.

Sincerely yours,

/s/ William A. Fitzgerald

William A. Fitzgerald
Chairman of the Board and Chief Executive Officer

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FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements (within the meaning of the Private Securities Litigation Reform
Act) which involve risks and uncertainties. The Corporation cautions readers that a number of important factors could cause actual results to differ materially from the forward-looking statements. These factors include unforeseen fluctuations in interest rates, inflation, adverse changes in government regulations, unexpected costs resulting from the process of integrating acquisitions, economic conditions, technology changes and increased competition in the geographic and business areas in which the Corporation conducts its operations.